Exhibit 10.1

April 14, 2005

Dear Ms. Williams,

As President of Cray Inc. I am pleased to offer you employment with Cray as Senior Vice President (SVP) of Engineering. Jim Rottsolk and myself are certain that you are the right person to work as one of the top executives in the company to move Cray to the next level and return our company to leadership. There is little doubt that you’ll make a valuable contribution to the Company’s future success.

In your position as SVP, Engineering you would report directly to me and you would have an organization of nearly 400 people reporting to you, including all of hardware and software engineering in the U.S. and Canada across four major locations.

Your base salary would be $300,000. In addition, you will participate in the annual executive bonus plans as approved from time to time by the Board of Directors. Your target bonus will be 50%—under the executive bonus plan, the actual bonus can vary from no bonus to 100% of your base. In addition, we will pay you a sign-on bonus within 60 day after employment of $125,000. (If you decide to leave Cray before 12 months, you will have to return the full value of the sign-on bonus to Cray.)

When you become an employee you will receive an option to purchase 200,000 shares of the Company’s common stock which will become fully exercisable at the end of 2005. The exercise prices will be as follows:

•	50,000 at the current market price for Cray shares the day you become an employee;

•	50,000 at 120% of that price;

•	50,000 at 140% of that price; and

•	50,000 at 160% of that price.

Obviously, we all hope that the Company prospers, that the Company’s stock reflects that success, and that the option shares become a valuable investment for you.

I have enclosed a copy of the Cray Executive Severance Policy. Concurrently with your joining the company, the Board will amend this policy so that in the event of a termination during the first two years of your employment, other than for cause, you would receive a severance payment of two times your base salary.

Cray provides a variety of benefits including health and dental care, life insurance, a Section 125 Flexible Spending Plan, a 401 (k) Plan, a stock purchase plan, as well as paid holidays and sick leave. As an officer, your vacation will not have a limit and will not be accrued. Documents summarizing the plans are enclosed.

We consider the terms of this offer to be confidential. Employment would commence as soon as you are available.

I’m sure that you know how excited we are about the chance to work closely with you again and while there clearly is a lot of work ahead, there should also be a lot of success and fun. To indicate your acceptance of this offer, please sign and return one copy of this letter to my confidential fax number.

Sincerely,

/s/ Peter J. Ungaro

Peter J. Ungaro
President

Accepted By: /s/ Margaret Ann Williams, this 25th day of April 2005
                                        Ms. Williams